Press Release

Novavax Reports Third Quarter 2026 Financial Results and Operational Highlights

•Reports total revenue of $68 million for the third quarter of 2026
•Raises full-year 2026 Non-GAAP Adjusted Total Revenue by $145 million to $400 million at mid-point and improves GAAP Combined R&D and SG&A expense guidance by $5 million at mid-point
•In October, Novavax earned a $125 million milestone upon Sanofi’s launch of Phase 3 influenza-COVID-19 combination vaccine trial in Europe
•Sanofi confirms their intent to initiate a U.S. Phase 3 influenza-COVID-19 combination vaccine trial in 2027 to support U.S. approval
•Differentiated C. difficile vaccine program anticipated to advance into the clinic as early as 2027
•Multiple Novavax and partner-led experiments with Matrix-M® currently underway in a wide array of infectious disease targets and oncology models
•Company to host conference call today at 8:30 a.m. ET

GAITHERSBURG, Md., November 5, 2026 – Novavax, Inc. (Nasdaq: NVAX) today announced its financial results and operational highlights for the third quarter ended September 30, 2026.

“This quarter, we continued to execute across all three pillars of our strategy,” said John C. Jacobs, President and Chief Executive Officer, Novavax. “Our partner Sanofi initiated their Phase 3 influenza-COVID-19 combination vaccine trial vaccine trial in Europe, triggering a $125 million milestone payment. Our focused R&D efforts are building a growing body of data on what our technology can do in infectious disease, advancing our C. difficile candidate towards the clinic and exploring oncology as a potential new area of application. And we have been doing this while continuing to reduce expenses and operate with financial discipline. Over time, we believe this strategy can build a robust and profitable Novavax, with multiple partners and products, diversified revenue streams and a meaningful impact on global health.”

Third Quarter 2026 and Recent Highlights

Key Business Highlights

oIn October 2026, Novavax earned a $125 million milestone payment with the initiation of Sanofi’s Phase 3 influenza-COVID-19 combination vaccine trial in Europe
oSanofi confirmed to Novavax their intent to initiate a U.S. Phase 3 CIC trial in 2027 to support U.S. approval. Novavax is eligible to receive an additional milestone of $225 million upon a U.S. commercial launch of a CIC vaccine following successful completion by Sanofi of clinical and U.S. FDA regulatory requirements.
oNovavax is eligible to receive royalties in the high single digits to sub-teens as a percentage of Sanofi’s global net sales on a CIC product(s).
oManufacturing technology transfer to Sanofi for Nuvaxovid™ is expected to be completed in mid-2027, which would trigger a $75 million milestone payment to Novavax.
oIn August 2026, Novavax’s commercial partners received approvals for the XFG-adapted Nuvaxovid formulation in major markets, including the U.S., the EU and Japan.
oSanofi initiated commercial activities for the 2026–2027 COVID-19 vaccination season in the U.S. and select international markets.
oSanofi is expanding Nuvaxovid’s reach through physician engagement, pharmacy activation and direct-to-consumer outreach.
oNovavax is eligible to receive royalties in the high teens to low twenties as a percentage of Sanofi’s global net sales for Nuvaxovid.
oTakeda initiated commercial activities for the 2026–2027 COVID-19 vaccination season in Japan.
oNovavax is eligible to receive an annual milestone payment and mid-to-high teens percentage of Takeda’s net sales in Japan each year.
oDifferentiated C. difficile (C. diff) vaccine program is anticipated to advance into the clinic as early as 2027.
oNovavax presented preclinical data from its C. diff program showing robust immune responses and protection in lethal challenge models at the 9th International C. Difficile Symposium in September 2026.
oMultiple scientific evaluations by Novavax, partners and material transfer agreement collaborations are underway. These are expected to add to the growing body of data relating to Matrix-M’s utility in infectious disease and its potential in oncology, which could enable future licensing opportunities.

Third Quarter 2026 Total Revenue

$ in millions	Q3 2026	Q3 2025	Change	%

Product Sales[1]	$26	$13	$12	91%

Sanofi [2]	19	48	(30)	(61)%
Takeda	7	6	1	14%
Serum	5	2	3	136%
Other Partners[3]	11	0	11	100%
Licensing, Royalties and Other Revenue	43	57	(14)	(25)%

Total Revenue	$68	$70	$(2)	(3)%

Notes
1.Product Sales includes both Novavax’s Nuvaxovid sales and Supply sales. Nuvaxovid Sales reflects product sales where Novavax is the commercial market lead and records revenue related to the sales and distribution of its COVID-19 vaccine. Supply Sales includes sales of finished product, adjuvant and other supplies from Novavax to its license partners.
2.Sanofi includes revenue recognized under the license agreement including upfront payments, milestones, royalties and transition services reimbursement.
3.Other Partners in Q3 2026 reflects non-cash deferred royalty recognition related to SK bioscience prior sales of Nuvaxovid.

Third Quarter 2026 Financial Results

•Total revenue for the third quarter of 2026 was $68 million, a 3% decrease compared to $70 million in the same period in 2025. Product sales of $26 million in the third quarter of 2026 were 91% higher than the same period in 2025 and consisted of Novavax’s supply sales of Nuvaxovid to Sanofi and Matrix-M to license partners. Licensing royalties and other revenue of $43 million in the third quarter of 2026 were 25% lower than the same period in 2025 driven primarily by a $42 million reduction year-over-year in research and development (R&D) reimbursement revenue as Novavax nears completion of its support of Sanofi Nuvaxovid clinical support for postmarketing commitments. The third quarter of 2026 includes $11 million in non-cash deferred royalty recognition related to prior Nuvaxovid sales by SK bioscience to the South Korean government.

•Cost of sales for the third quarter of 2026 was $23 million, compared to $21 million in the same period in 2025.

•R&D expenses for the third quarter of 2026 were $52 million, compared to $98 million in the same period in 2025. GAAP and Non-GAAP R&D expenses, decreased by 47% and 7%, respectively compared to the same period in 2025. R&D expenses reimbursed by partners in the third quarter of 2026 were $4 million. The lower R&D expenses were driven by the near completion of Sanofi clinical support for Nuvaxovid, decreased seasonal strain change support for Nuvaxovid and ongoing Novavax cost reduction program.

•Selling, general and administrative (SG&A) expenses for the third quarter of 2026 were $24 million, a 25% decrease compared to $32 million for the same period in 2025. The decrease was primarily due to the transition of lead commercial activities to Sanofi and the elimination of commercial infrastructure plus the ongoing general administrative cost reduction program.

•Net loss for the third quarter of 2026 was $31 million, compared to a net loss of $202 million in the same period in 2025.

•Cash, cash equivalents, marketable securities and restricted cash (Cash) were $627 million as of September 30, 2026, compared to $751 million as of December 31, 2025.

Financial Framework

Improves Full Year 2026 Financial Guidance

Novavax improved its Full Year 2026 Financial Guidance at mid-point by reducing Combined R&D and SG&A Expense guidance while maintaining Non-GAAP Combined R&D and SG&A Expense guidance and expects to achieve the following results:

$ in millions	Full Year 2026 (as of Nov 5 2026)	Full Year 2026 (as of Aug 6 2026)
Combined R&D and SG&A Expenses	$375 - $395	$370 - $410
Less: R&D Reimbursements	($60)	($60 - $70)
Non-GAAP Combined R&D and SG&A Expenses	$315 - $335	$310 - $340

Non-GAAP Combined R&D and SG&A Expenses exclude R&D Reimbursements, which are amounts reimbursed by Novavax’s license partners. See “Non-GAAP Financial Measures” below. R&D Reimbursements are recorded as revenue under Licensing, Royalties and Other Revenue.

Raises Full Year 2026 Revenue Framework

For 2026, Novavax raised its 2026 Revenue Framework and expects to achieve the following results for Adjusted Total Revenue.

$ in millions	Full Year 2026 (as of Nov 5, 2026)	Full Year 2026 (as of Aug 6, 2026)
Nuvaxovid Product Sales[1]	$40 - $50	$35 - $45
Adjusted Supply Sales[2]	$50 - $60	$45 - $55
Sanofi CIC Milestone[3]	$125	No guidance
Adjusted Licensing, Royalties and Other Revenue[4]	$170 - $180	$155 - $175
Adjusted Total Revenue[5]	$385 - $415	$235 - $275

Sanofi Supply Sales, Sanofi Royalties and future Sanofi Milestones	No guidance	No guidance

Novavax transitioned lead commercial responsibility of Nuvaxovid beginning with the 2025-2026 COVID-19 vaccination season to Sanofi for select markets. Since Novavax is reliant on Sanofi’s sales forecasts for certain revenue components, these are not included in the Full Year 2026 Revenue Framework.

Revenue Framework Footnotes

Revenue Category	Revenue Framework Footnotes
Nuvaxovid Product Sales[1]	$40 million to $50 million in Nuvaxovid Product Sales by Novavax under existing Advance Purchase Agreements and commercial agreements. Expect to exclude from the 2027 Revenue Framework.
Adjusted Supply Sales[2]
$50 million to $60 million in Adjusted Supply Sales associated with collaborations with the Serum Institute on R21/Matrix-M™ and collaboration partners for COVID-19 vaccine, including Serum and Takeda and other partner related clinical and commercial supply sales.

Sanofi CIC Milestone[3]	$125 million milestone earned in October 2026 with the initiation of Sanofi’s Phase 3 influenza-COVID-19 combination vaccine trial in Europe.

Adjusted Licensing, Royalties and Other Revenue[4]
o$60 million in R&D Reimbursement. Under the Sanofi co-exclusive licensing agreement, Novavax is eligible to receive reimbursement for costs incurred related to select R&D and technology transfer activities during the transition performance period. $5 million expected in 2027.
o$70 million to $80 million in Other Partner related revenue including royalties and milestones from Pfizer, Serum on R21/Matrix-M and collaboration partners for COVID-19 vaccine, including Serum and Takeda. Includes a $30 million upfront payment under the Pfizer agreement received in the first quarter of 2026.
o$40 million amortization related to the $500 million Upfront Payment and the $50 million Database Lock Milestone. Revenue recognition will occur over the transition performance period. Less than $5 million expected in 2027 to complete amortization.

Adjusted Total Revenue[5]
oAdjusted Total Revenue is a Non-GAAP Financial Measure. Adjusted Total Revenue is total revenue excluding Sanofi Supply Sales, Sanofi Royalties and future Sanofi Milestones. See “Non-GAAP Financial Measures.”

Components of Revenue excluded from the Full Year 2026 Revenue Framework are described below.

Sanofi Supply Sales
•Novavax will sell Nuvaxovid commercial supply to Sanofi for the 2026-2027 COVID-19 vaccination season and the reimbursement for this supply will be recorded as product sales.

Sanofi Royalties
•Sanofi will lead commercial activities for the 2026-2027 COVID-19 vaccination season in select markets, including the U.S. Novavax is eligible to receive royalties in the high teens to low twenties percent on Sanofi global net sales.

Sanofi Milestones
•Novavax is eligible to receive a $75 million milestone payment related to the completion of the technology transfer of the Nuvaxovid manufacturing process to Sanofi that is expected to be completed in mid-2027.
•Novavax is eligible to receive a one-time $225 million milestone on the first commercial sale of a CIC product in the U.S. following successful completion of clinical and U.S. FDA regulatory requirements by Sanofi.
•For each new vaccine using Matrix-M, Novavax is eligible to receive up to $200 million in launch and sales milestones and mid-single digit sales royalties for 20 years.

Conference Call
Novavax will discuss third quarter 2026 financial results and operational highlights at 8:30 a.m. Eastern Time (ET) on Thursday, November 5, 2026. Dial-in information can be found here. A webcast of the conference call can also be accessed on the Novavax website at ir.novavax.com/events.

About Novavax
Novavax, Inc. (Nasdaq: NVAX) tackles some of the world’s most pressing health challenges with its scientific expertise in vaccines and its proven technology platform, including its Matrix-M adjuvant and protein-based nanoparticles. The Company’s corporate growth strategy is designed to deliver value via three key strategic pillars: partnering its technology, targeted and capital-efficient R&D innovation and a lean and efficient operating model. This includes maximizing impact through partnerships for its marketed products (Nuvaxovid, R21™/Matrix-M), Matrix technology and R&D assets. Please visit novavax.com and LinkedIn for more information.

Non-GAAP Financial Measures
The Company presents the following non-GAAP financial measures in this press release: Non-GAAP Combined R&D and SG&A Expenses, Adjusted Total Revenue and Adjusted Licensing, Royalties and Other Revenue. Non-GAAP financial measures refer to financial information adjusted from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP). The Company believes that the presentation of these adjusted financial measures is useful to investors as they provide additional information on comparisons between periods by including certain items that affect overall comparability. The Company uses these non-GAAP financial measures for business planning purposes and to consider underlying trends of its business. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. Our use of non-GAAP financial measures may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. The Company is unable to reconcile these revenue forward-looking non-GAAP financial measures to the most directly comparable GAAP measures without unreasonable effort because the Company is reliant on partner sales forecasts for certain revenue categories, which are not available.

Forward-Looking Statements
This press release contains forward-looking statements relating to the future of Novavax, its mission; its corporate strategy and operating plans, objectives and prospects; its value drivers and strategic priorities; its partnerships, including expectations with respect to potential partner product sales and royalties, milestones and other commercial objectives, and cost reimbursement, Matrix-M’s potential utility in partners’ vaccine portfolios or oncology programs and plans for additional potential partnering activities; the development of Novavax’s clinical and preclinical product candidates and pipeline advancement opportunities the conduct, timing and potential results from clinical trials, conducted by Novavax or its partners, ; expectations as to the timing and outcome of future and pending regulatory filings and actions; full year 2026 financial guidance and revenue framework; and Novavax’s future financial or business performance and profitability goals. Novavax cautions that these forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, its partner Sanofi’s ability to successfully and maintain full U.S. Food and Drug Administration licensure or foreign regulatory approvals necessary to manufacture, market, distribute or deliver Nuvaxovid; our ability to obtain adequate additional funding to maintain our current level of operations and fund the further development of our vaccine candidates; challenges related to Novavax’s partnership with Sanofi, including collaboration on the Nuvaxovid postmarking commitment, and in pursuing additional partnership opportunities; challenges satisfying, alone or together with partners, various safety, efficacy and product characterization requirements, including those related to process qualification, assay validation and stability testing, necessary to satisfy applicable regulatory authorities; challenges or delays in conducting clinical trials or studies for its product candidates; its partners experiencing manufacturing, distribution or export delays or challenges; Novavax’s substantial dependence on Serum Institute of India Pvt. Ltd. and Serum Life Sciences Limited for co-formulation and filling Nuvaxovid and the impact of any delays or disruptions in their operations; the impact of potential legislative, regulatory or policy changes under the current presidential administration, including any adverse impact funding for vaccine R&D, reimbursement for vaccines and their administration, vaccine mandates and recommendations and public perception of vaccine importance; uncertainty with respect to pricing, third-party reimbursement and healthcare reform; the impact of any new or changes in interpretations of existing trade measures, including tariffs, embargoes, sanctions, import restrictions and export licensing requirements; difficulty obtaining scarce raw materials and supplies including for its proprietary adjuvant; resource constraints, including human capital and manufacturing capacity; constraints on Novavax’s ability to pursue planned regulatory pathways, alone or with partners, in multiple jurisdictions simultaneously, leading to staggering of regulatory filings, and potential regulatory actions; its partners’ ability to timely deliver doses; challenges in our partner Sanofi achieving commercial adoption and market acceptance of its COVID-19 vaccine or any COVID-19 variant strain containing formulation, or for its CIC vaccine candidates, stand-alone influenza vaccine candidates or other candidates; challenges meeting contractual requirements under agreements with multiple commercial, governmental and other entities, including requirements to deliver doses that may require Novavax to refund portions of upfront and other payments previously received or result in reduced future payments pursuant to such agreements; challenges related to the demand for vaccinations against

COVID-19 or influenza; challenges in identifying and successfully pursuing innovation expansion opportunities; Novavax’s expectations as to expenses and cash needs may prove not to be correct for reasons such as changes in plans or actual events being different than its assumptions; and those other risk factors identified in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of Novavax's Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission (SEC). We caution investors not to place considerable reliance on forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov and www.novavax.com, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

NOVAVAX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share information)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025

	(unaudited)		(unaudited)

Revenue:
Product sales	$ 25,693	$ 13,442	$ 86,747	$ 645,844
Licensing, royalties and other	42,605	57,003	177,763	330,496
Total revenue	68,298	70,445	264,510	976,340
Expenses:
Cost of sales	23,488	21,496	68,429	50,936
Research and development	52,446	98,274	218,611	266,444
Selling, general and administrative	23,645	31,655	79,087	123,357
Impairment of assets held for sale	—	97,038	—	97,038
Total expenses	99,579	248,463	366,127	537,775
Income (loss) from operations	(31,281)	(178,018)	(101,617)	438,565
Other income (expense):
Interest expense	(5,401)	(5,482)	(15,991)	(16,723)
Loss on debt extinguishment	—	(28,714)	—	(28,714)
Other income, net	7,028	9,178	27,772	31,136
Income (loss) before income tax expense	(29,654)	(203,036)	(89,836)	424,264
Income tax expense (benefit)	1,722	(657)	4,418	1,489
Net income (loss)	$ (31,376)	$ (202,379)	$ (94,254)	$ 422,775

Net income (loss) per share:
Basic	$ (0.19)	$ (1.25)	$ (0.57)	$ 2.61
Diluted	$ (0.19)	$ (1.25)	$ (0.57)	$ 2.53
Weighted average number of common shares outstanding:
Basic	164,924	162,353	164,264	161,811
Diluted	164,924	162,353	164,264	168,195

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in thousands)
	September 30, 2026	December 31, 2025
	(unaudited)
Cash and cash equivalents	$222,455	$240,634
Marketable securities	399,908	494,450
Total restricted cash	4,602	15,418
Total current assets	707,956	978,276
Working capital	378,111	518,326
Total assets	888,005	1,176,512
Long-term debt	292,088	244,213
Total stockholders' deficit	(216,855)	(127,753)

NOVAVAX, INC.
Reconciliation of GAAP to NON-GAAP Financial Results
(unaudited)
	Three Months Ended		Nine Months Ended
($ in millions)	September 30,		September 30,
	2026	2025	2026	2025

R&D Expenses	$52.4	$98.3	$218.6	$266.4
Adjustments:
R&D Reimbursement	3.8	45.8	54.1	63.6
Non-GAAP R&D Expenses	$48.7	$52.4	$164.5	$202.9

Combined R&D and SG&A Expenses	$76.1	$129.9	$297.7	$389.8
Adjustments:
R&D Reimbursement	3.8	45.8	54.1	63.6
Non-GAAP Combined R&D and SG&A Expenses	$72.3	$84.1	$243.6	$326.2

Contacts:

Investors
Naina Zaman

240-410-5353
ir@novavax.com

Media
Yvonne Sprow
844-264-8571
media@novavax.com